Exhibit 5.1

Gordon Ho

+1 650 843 5190

gho@cooley.com

July 23, 2020

Revance Therapeutics, Inc.

7555 Gateway Boulevard

Newark, California 94560

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Revance Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 2,350,346 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), including (a) 1,089,400 shares of Common Stock pursuant to the Revance Therapeutics, Inc. Amended and Restated 2014 Inducement Plan (the “Inducement Plan”) and (b) 1,260,946 shares of Common Stock pursuant to the Hint, Inc. 2017 Equity Incentive Plan (together with the Inducement Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the Plans and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery, by all persons other than by the Company, of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with their respective Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

COOLEY LLP 3175 HANOVER STREET PALO ALTO, CA 94304-1130

T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM

Revance Therapeutics, Inc.

July 23, 2020

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Gordon Ho
Gordon Ho

COOLEY LLP 3175 HANOVER STREET PALO ALTO, CA 94304-1130

T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM